UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2008

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12014 (Commission File Number)	84-1169358 (I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina (Address of principal executive offices)	27587 (Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 22, 2008, PowerSecure, Inc. (“PowerSecure”), a Delaware corporation and wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into a sale and leaseback transaction with SunTrust Equipment Finance & Leasing Corp. (“Lessor”), an affiliate of SunTrust Bank, by entering into an Equipment Leasing Agreement (the “Lease”) with the Lessor (the “Lease Financing”). Under the terms of the Lease, PowerSecure leases from Lessor certain distributed generation equipment currently installed on customer sites (the “Equipment”) for a basic term of 84 months, with monthly rent payable by PowerSecure in the amount of approximately $85,000. At the expiration of the term of the Lease, PowerSecure has the option to purchase the Equipment for $1, assuming no default under the lease has occurred and is then continuing. As part of the Lease Financing, PowerSecure sold the Equipment to Lessor for approximately $5.9 million cash, which was the original purchase price PowerSecure paid for the Equipment, and then PowerSecure leased the Equipment back from the Lessor. The Lease is guaranteed by the Company under an Equipment Lease Guaranty (the “Guaranty”). The Lease and the Guaranty constitute permitted indebtedness under the Company’s current credit facility, under which an affiliate of the Lessor is one of the lenders.
     The Company intends to use the proceeds of the Lease Financing to finance its recurring revenue projects as well as to finance capital expenditures and working capital. The Company intends to account for the Lease Financing as a capital lease in its consolidated financial statements in accordance with generally accepted accounting principles.
     The Lease provides PowerSecure with limited rights, subject to the Lessor’s approval which will not be unreasonably withheld, to relocate and substitute Equipment during its term. The Lease contains customary representations and warranties, covenants relating to the use and maintenance of the Equipment, indemnification, events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, customary for leases of this nature. The Lease also grants to Lessor certain remedies upon a default, including the right to cancel the Lease, to accelerate all rent payments for the remainder of the term of the Lease, to recover liquidated damages, or to repossess and re-lease, sell or otherwise dispose of the Equipment.
     Under the Guaranty, the Company has unconditionally guaranteed the obligations of PowerSecure under the Lease for the benefit of the Lessor.
     The foregoing description of the Lease and the Guaranty does not purport to be a complete statement of the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the text of such agreements, which are filed as Exhibits 10.1 and 10.2 to this Report and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As described above in Item 1.01, on December 22, 2008, PowerSecure entered into the approximately $5.9 million Lease Financing by entering into a Lease between the Lessor, as lessor, and PowerSecure, as lessee, for the lease of the Equipment, and the Company entered into a Guaranty of PowerSecure’s obligations under the Lease for the benefit of the Lessor. The information provided above in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
10.1	Form of Equipment Lease Agreement, dated as of December 22, 2008, between SunTrust Equipment Finance & Leasing Corp., as lessor, and PowerSecure, Inc., as lessee.

10.2	Form of Equipment Lease Guaranty, dated as of December 22, 2008, by PowerSecure International, Inc. in favor of SunTrust Equipment Finance & Leasing Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Vice President and Chief Financial Officer

Dated: December 30, 2008

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